Exhibit 77(a)(1)

WRITTEN INSTRUMENT AMENDING

THE AGREEMENT AND DECLARATION OF TRUST

OF

ING PRIME RATE TRUST

This Amendment to the Agreement and Declaration of Trust (“Declaration”) of ING Prime Rate Trust (the “Trust”), is made this 11th day of June, 2010 by the parties signatory hereto, as Trustees of the Trust (the “Trustees”).

WITNESSETH

WHEREAS, the Declaration of Trust was made on December 2, 1987, and amended on March 26, 1996, October 23, 1998, October 20, 2000, and February 20, 2002, and the Trustees now desire to amend the Declaration to change the Resident Agent; and

WHEREAS, Article IX, Section 7 of the Declaration provides that the Trustees may amend the Declaration without the vote or consent of shareholders to cure any ambiguity by an instrument signed by a majority of the Trustees; and

WHEREAS, the Trustees have determined that the following amendment to the Declaration shall not adversely affect the rights of the shareholders of the Trust.

NOW, THEREFORE, the Trustees hereby declare that Article IX be amended, effective upon the filing of this instrument with the Secretary of the Commonwealth of Massachusetts, to incorporate new Section 8 to read as follows:

Section 8.     Resident Agent. The address of the Trust’s registered office in the Commonwealth of Massachusetts is 155 Federal Street Suite 700, Boston, Massachusetts, 02110. The name of its Registered Agent at such address is the CT Corporation System.

The Trustees hereby agree that this document may be signed in counterparts but treated as one document.

IN WITNESS WHEREOF, the undersigned have executed this instrument this _11th___ day of June, 2010.

/s/Colleen D. Baldwin Colleen D. Baldwin, as Trustee	/s/ J. Michael Earley J. Michael Earley, as Trustee
/s/ John V. Boyer John V. Boyer, as Trustee	/s/ Patrick W. Kenny Patrick W. Kenny, as Trustee
/s/ Patricia W. Chadwick Patricia W. Chadwick, as Trustee	/s/ Shaun P. Mathews Shaun P. Mathews, as Trustee
/s/ Robert W. Crispin Robert W. Crispin, as Trustee	/s/ Sheryl K. Pressler Sheryl K. Pressler, as Trustee
/s/ Peter S. Drotch Peter S. Drotch, as Trustee	/s/ Roger B. Vincent Roger B. Vincent, as Trustee